Exhibit 2.1

                            SHARE EXCHANGE AGREEMENT


                         Franklin Manufacturing Company
                              Unique Mobility, Inc.
                               Michael G. Franklin
                                Deborah M. McNatt


                                 April 30, 1998



                                TABLE OF CONTENTS

I. THE SHARE EXCHANGE. . . . . . . . . . . . . . . . .. . . . . . .   .1
           1.1  The Share Exchange . . . . . . . . . . .. . . . . . . .1
           1.2  Consideration. . . . . . . . . . . . . .. . . . . . . .1
           1.3  Delivery of Certificates . . . . . . . .. . . . . . . .2
           1.4  Closing. . . . . . . . . . . . . . . . .. . . . . . . .2

II.  REPRESENTATIONS AND WARRANTIES OF
     FRANKLIN AND THE SHAREHOLDERS. .. . . . . . . . . .. . . . . . . .3
           2.1  Organization . . . . . . . . . . . . . .. . . . . . . .3
           2.2  Capitalization . . . . . . . . . . . . .. . . . . . . .3
           2.3  Authorization. . . . . . . . . . . . . .. . . . . . . .3
           2.4  No Violation; Consents and Approvals . .. . . . . . . .3
           2.5  Subsidiaries and Other Capital Stock . .. . . . . . . .4
           2.6  Financial Statements . . . . . . . . . .. . . . . . . .4
           2.7  Absence of Undisclosed Liabilities . . .. . . . . . . .4
           2.8  Absence of Certain Changes or Events . .. . . . . . . .5
           2.9  Title to and Condition of Non-RealEstate Assets  . . . .5
           2.10 Real Property. . . . . . . . . . . . . . . . . . . . . .5
           2.11 Transactions with Affiliates.. . . . . . . . . . . . . .6
           2.12 Trademarks and Similar Rights. . . . . . . . . . . . . .6
           2.13 Insurance. . . . . . . . . . . . . . . . . . . . . . . .6
           2.14 Contracts and Agreements . . . . . . . . . . . . . . . .6
           2.15 Purchase Orders. . . . . . . . . . . . . . . . . . . . .7
           2.16 Accounts Receivable. . . . . . . . . . . . . . . . . . .7
           2.17 Licenses and Permits . . . . . . . . . . . . . . . . . .7
           2.18 Bank Accounts. . . . . . . . . . . . . . . . . . . . . .7
           2.19 Litigation . . . . . . . . . . . . . . . . . . . . . . .7
           2.20 Employee Compensation; Employee Matters. . . . . . . . .7
           2.21 Employee Benefit Plans . . . . . . . . . . . . . . . . .8
           2.22 Collective Bargaining, Employment and Non-Competition
                 Agreements. . . . . . . . . . . . . . . . . . . ..  . 10
           2.23 Taxes and Tax Returns. . . . . . . . . . . . . . . . . 10
           2.24 Compliance with Applicable Laws. . . . . . . . . . . . 11
           2.25 SEC Disclosure . . . . . . . . . . . . . . . . . . . . 11
           2.26 Inventory. . . . . . . . . . . . . . . . . . . . . . . 12


III.  REPRESENTATIONS AND WARRANTIES OF
      UNIQUE. .  . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
           3.1  Organization . . . . . . . . . . . . . . . . . . . . . 12
           3.2  Capitalization . . . . . . . . . . . . . . . . . . . . 12
           3.3  Authorization. . . . . . . . . . . . . . . . . . . . . 12
           3.4  No Violation; Consents and Approvals . . . . . . . . . 12
           3.5  SEC Filings and Financial Statements . . . . . . . . . 13
           3.6  Exchange Stock . . . . . . . . . . . . . . . . . . . . 13
           3.7  Litigation . . . . . . . . . . . . . . . . . . . . . . 13
           3.8  SEC Disclosure . . . . . . . . . . . . . . . . . . . . 13

IV.  COVENANTS OF THE SHAREHOLDERS
     AND FRANKLIN. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
           4.1  Announcements and Communications . . . . . . . . . . . 14
           4.2  Notice of Certain Actions. . . . . . . . . . . . . . . 14
           4.3  No-Shop Provision. . . . . . . . . . . . . . . . . . . 14
           4.4  Conduct of Business Pending the Exchange . . . . . . . 14
           4.5  Cause Conditions to be Satisfied . . . . . . . . . . . 16

V.  COVENANTS OF UNIQUE. . . . . . . . . . . . . . . . . . . . . . . . 16
           5.1  Announcements and Communications . . . . . . . . . . . 16
           5.2  Capitalization of Franklin . . . . . . . . . . . . . . 16
           5.3  Right of First Negotiation . . . . . . . . . . . . . . 16
           5.4  Release of Guaranties. . . . . . . . . . . . . . . . . 16
           5.5  Board Position . . . . . . . . . . . . . . . . . . . . 16
           5.4  Sub S Taxes. . . . . . . . . . . . . . . . . . . . . . 16

VI.  UNIQUE COMMON STOCK - REGISTRATION RIGHTS . . . . . . . . . . . . 16
           6.1  Unique Common Stock to be Issued . . . . . . . . . . . 16
           6.2  Restrictive Legend . . . . . . . . . . . . . . . . . . 17
           6.3  Information. . . . . . . . . . . . . . . . . . . . . . 17
           6.4  Registration Rights. . . . . . . . . . . . . . . . . . 18
           6.5  Post-Closing Matters . . . . . . . . . . . . . . . . . 19
           6.6  Additional Governmental Approval . . . . . . . . . . . 19
           6.7  Registration Expenses. . . . . . . . . . . . . . . . . 19

VII.  UNIQUE DUE DILIGENCE . . . . . . . . . . . . . . . . . . . . . . 20
           7.1  Unique Due Diligence . . . . . . . . . . . . . . . . . 20
           7.2  Supplemental Disclosure. . . . . . . . . . . . . . . . 20

VIII.  CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . 20
           8.1  Conditions Precedent to Unique's Obligations . . . . . 20
           8.2  Conditions Precedent to Franklin's and the
                Shareholders' Obligations. . . . . . . . . . . . . . . 21

IX.  DOCUMENTS TO BE DELIVERED AT CLOSING. . . . . . . . . . . . . . . 22
           9.1  Documents to be Delivered by Franklin or the
                Shareholders at the Closing. . . . . . . . . . . . . . 22
           9.2  Documents to be Delivered by Unique at the Closing . . 23

X.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . 24
           10.1 Survival of Representations and Warranties . . . . . . 24
           10.2 Indemnification. . . . . . . . . . . . . . . . . . . . 24
           10.3 Escrowed Shares; Indemnification Offsets . . . . . . . 25
           10.4 Indemnification Procedure; Arbitration . . . . . . . . 25
           10.5 Escrow Not to Limit Indemnification. . . . . . . . . . 26

XI.  CERTAIN AGREEMENTS
           11.1 Distributions Prior to Closing . . . . . . . . . . . . 26
           11.2 Confidential Information . . . . . . . . . . . . . . . 26
           11.3 Liability for Events Prior to the Closing Date . . . . 27
           11.4 Preparation of Registration Statement. . . . . . . . . 27
           11.5 Destruction of Assets. . . . . . . . . . . . . . . . . 28
           11.6 Termination. . . . . . . . . . . . . . . . . . . . . . 28
           11.7 Assignment of Name . . . . . . . . . . . . . . . . . . 29

XII.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . 29
           12.1 Expenses . . . . . . . . . . . . . . . . . . . . . . . 29
           12.2 Notices. . . . . . . . . . . . . . . . . . . . . . . . 29
           12.3 Entire Agreement . . . . . . . . . . . . . . . . . . . 30
           12.4 Headings . . . . . . . . . . . . . . . . . . . . . . . 30
           12.5 Successors in Interest . . . . . . . . . . . . . . . . 30
           12.6 Counterparts . . . . . . . . . . . . . . . . . . . . . 30
           12.7 Governing Law. . . . . . . . . . . . . . . . . . . . . 30
           12.8 Brokerage. . . . . . . . . . . . . . . . . . . . . . . 30
           12.9 Waiver . . . . . . . . . . . . . . . . . . . . . . . . 30
           12.10   Remedies for Breach; Specific Performance . . . . . 30
           12.11   Construction. . . . . . . . . . . . . . . . . . . . 31

                            SHARE EXCHANGE AGREEMENT


     THIS SHARE EXCHANGE AGREEMENT, dated as of April 30, 1998 (the "Agreement"), is made and entered into by and among Unique Mobility, Inc., a Colorado corporation ("Unique"), Franklin Manufacturing Company, a Missouri corporation ("Franklin"), and Michael G. Franklin and Deborah M. McNatt (the"Shareholders").

     Whereas, the Shareholders own 100% of the issued and outstanding capital stock of Franklin; and

     WHEREAS, the Boards of Directors of each of Unique and Franklin have approved the proposed share exchange, on the terms and conditions set forth in this Agreement, whereby the Shareholders will exchange (the "Exchange") their shares of common stock of Franklin (the"Franklin Common Stock"), for shares of common stock of Unique (the "Unique Common Stock");

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                      I.  THE SHARE EXCHANGE

     1.1 The Share Exchange. Subject to the terms and conditions of this Agreement, the Shareholders shall exchange (the "Exchange") the outstanding shares of Franklin Common Stock for cash and shares of Unique Common Stock, and Franklin shall continue its corporate existence under the laws of the State of Missouri as a wholly owned subsidiary of Unique.

     1.2 Consideration. (a) In consideration for the Exchange, the Shareholders shall receive the "Purchase Price" (as defined below). The Purchase Price shall be $9,390,000 minus (i) any amount by which the book value of Franklin's assets as of the Closing Date (as defined below) is less than the sum of $3,100,000,
(ii) the book value as of the Closing Date of Franklin's current liabilities and long-term debt and the taxes due as described in Section 5.6 and (iii) the book value as of the Closing Date of the Note and the Golf Clubs (as defined in Section 11.1) distributed to Michael G. Franklin pursuant to Section 11.1. The Purchase Price shall be further reduced by $74,000 representing an adjustment with respect to JenTech (the "JenTech Adjustment"). The JenTech Adjustment may be further adjusted after Closing if the parties agree to an adjustment. The Shareholders shall receive $4,000,000 of the Purchase Price on the Closing Date in immediately available funds and the balance shall be paid on the Closing Date in the form of 286,282 shares of Unique Common Stock. 75,000 shares of the Unique Common Stock that is due to the Shareholders on the Closing Date shall be delivered to Norwest Investment Management & Trust as escrow agent (the "Escrow Agent") with assignments executed in blank to be held pursuant to the Escrow Agreement in the form attached hereto as Exhibit 1.2 (the "Escrow Shares"). The balance of the shares due at Closing (211,282 shares) shall be delivered to Shareholders at Closing. Unique may deliver 250,000 shares to the Shareholders' counsel in escrow at Closing, in which case the Shareholders shall execute and deliver to Unique stock assignments for 38,718 shares and the Shareholders' counsel promptly after Closing shall deliver the certificates and assignments to Unique's transfer agent for reissuance of certificates in the amount of 211,282 shares in the name of the Shareholders and the balance of the shares shall be cancelled.

     (b) Franklin has estimated the Purchase Price to be $6,247,316 (the "Estimated Purchase Price"). The computation of the actual Purchase Price shall initially be made by the Shareholders and delivered to Unique within 90 days after the Closing Date along with all accountants' work papers and similar documentation used in making such determination. If Unique objects to the computation of the Purchase Price as of the Closing Date made by the Shareholders, then Unique shall notify the Shareholders of such objection within ten days of receipt of such computation. If the parties cannot resolve such objections within 30 days of such notification by Unique, then Unique and the Shareholders shall jointly select an accountant or accounting firm to resolve such matters which may, if Unique in its reasonable determination believes to be necessary, undertake an audit of Franklin. The decision of such accountant or accounting firm shall be binding upon Franklin, Unique and the Shareholders. If the accountant or accounting firm selected determines that the actual Purchase Price on the Closing Date has decreased by five percent or more from that initially determined by the Shareholders, then the Shareholders shall pay the fees and disbursements of such accounting firm. In all other instances the fees and expenses of such firm shall be paid by Unique. If an adjustment to the Purchase Price is necessary, either Unique shall deliver additional shares of Unique Common Stock to the Shareholders, or the Shareholders shall deliver to Unique shares of Unique Common Stock received by them at the Closing. The number of Escrow Shares shall not be adjusted.

     (c) The number of shares of Unique Common Stock issued to the Shareholders upon the Exchange shall be adjusted accordingly in the event a stock split, stock dividend or similar event becomes effective between the date of this Agreement and the Closing Date.

     1.3 Delivery of Certificates. On the Closing Date, the Shareholders shall surrender all certificates representing the Franklin Common Stock to Unique, duly endorsed for transfer or with separate stock assignments.

     1.4 Closing. Subject to the provisions of this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Galganski, P.C., 8175 Big Bend Boulevard, Suite 100, Webster Groves, MO 63119, on April 30, 1998 at 10:00 a.m., or at such other time, place or date as Unique, the Shareholders and Franklin may mutually agree; provided, however, that if a condition to the Closing set forth in Article VIII shall not have been fulfilled or waived at such time, any party hereto entitled to the benefits of such condition may postpone the Closing by notice to the other parties until such condition or conditions shall have been met or waived, except that in no event shall the Closing occur after April 30, 1998, unless the parties otherwise agree in writing. The date and time of such Closing are herein referred to as the "Closing Date."


              II.  REPRESENTATIONS AND WARRANTIES OF
                  FRANKLIN AND THE SHAREHOLDERS

     Franklin and the Shareholders, jointly and severally, covenant, represent and warrant with and to Unique, its successors and assigns, as follows:

     2.1 Organization. Franklin (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, (ii) has full corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted,
(iii) is duly qualified to do business as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business makes such qualification necessary, and all such jurisdictions are listed in
Section 2.1 of the disclosure schedule delivered by Franklin and the Shareholders to Unique (the "Disclosure Schedule"), and (iv) is in good standing in each jurisdiction in which it is qualified to do business. The minute books of Franklin made available to Unique for review contain complete and accurate records of all meetings and other corporate actions held or taken of Franklin's Board of Directors, the committees thereof, and the Shareholders. All actions reflected in said books were duly and validly taken in compliance with the laws of the applicable jurisdiction.

     2.2 Capitalization. The authorized capital stock of Franklin and the number of such shares which are issued and outstanding and which are owned by the Shareholders are as set forth on Section 2.2 of the Disclosure Schedule. All issued and outstanding shares of Franklin's capital stock have been duly and validly issued and are fully paid and nonassessable, free of any claim of preemptive rights, and no shares are held in treasury, except as set forth in
Section 2.2 of the Disclosure Schedule. There are no outstanding rights to purchase or receive, or options, warrants, puts, calls, contracts, commitments or demands of any character relating to Franklin's authorized or issued capital stock or which could require the issuance of capital stock by Franklin. There are no voting trusts or other agreements or understandings to which Franklin is a party with respect to the voting of the capital stock of Franklin.

     2.3 Authorization. This Agreement, the execution and delivery hereof by Franklin, the Exchange and the performance by Franklin of its obligations and undertakings referenced herein, have been duly authorized and approved by the Shareholders and the Board of Directors of Franklin. The officers executing this Agreement on behalf of Franklin have authority to do so and upon execution of this Agreement by such officers and the Shareholders, this Agreement shall be the valid and binding obligation of Franklin and the Shareholders.

     2.4 No Violation;  Consents and  Approvals.  Except as set forth in Section
2.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by Franklin, nor the consummation of the transactions contemplated hereby and thereby, will conflict with, result in a breach of, permit any party to terminate or accelerate the provisions of, or result in the imposition of any lien, encumbrance or restriction upon the property or assets of Franklin under
(i) the provisions of the Articles of  Incorporation  or the Bylaws of Franklin,
(ii) the provisions of any obligation, indenture, agreement, permit or other instrument to which Franklin is a party or which Franklin holds, or (iii) any statute or law or any order, decree, judgment, rule or regulation of any court or governmental agency or authority having jurisdiction over Franklin. Except for any filings required in connection with the issuance of the shares of Unique Common Stock and consents required as described in Section 2.4 of the Disclosure Schedule, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other person (either governmental or private) is necessary in connection with the execution and delivery by Franklin or the Shareholders of this Agreement or the consummation by them of the transactions contemplated hereby and thereby.

     2.5 Subsidiaries and Other Capital Stock. Franklin does not have any subsidiaries. As used herein, the term "subsidiaries" means any corporation or other entity in which Franklin is entitled by virtue of its ownership of securities (or equivalent interests) to elect a majority of the directors (or persons performing equivalent functions). Except as disclosed in Section 2.5 of the Disclosure Schedule, Franklin does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other business. Except as disclosed in Section 2.5 of the Disclosure Schedule, all capital stock or other equity securities of any corporation owned, directly or indirectly, by Franklin, is owned free and clear of all liens, options, encumbrances, pledges, security interests, claims or charges of any kind, and are validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and there are no outstanding options, rights or agreements of any kind relating to the sale or transfer of any such capital stock or other equity securities.

    2.6    Financial Statements.

     (a) Section 2.6 of the Disclosure Schedule sets forth true and correct copies of the reviewed balance sheet and income statement of Franklin as of and for the years ended September 30, 1996 and 1997 and the unaudited balance sheet as of April 30, 1998 and the unaudited income statement of Franklin for the six months ended March 31, 1998. The foregoing Financial Statements and income statements are collectively referred to herein as the "Financial Statements."

     (b) The Financial Statements have been prepared from the books and records of Franklin as, at and for the periods indicated and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, and present fairly the financial position of Franklin, and the results of its operations, as, at and for the periods indicated. Franklin has in its possession, and will deliver to Unique upon request, all supporting documentation and work papers relating to the Financial Statements to permit Unique to restate its financial statements if required.

     2.7 Absence of Undisclosed Liabilities. Except to the extent shown on the Financial Statements or in Section 2.7 of the Disclosure Schedule, as of April 30, 1998 Franklin did not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise.

     2.8  Absence of Certain  Changes or Events.  Except as set forth on Section
2.8 of the Disclosure Schedule, since April 1, 1998, there has not been (a) any adverse change in the business, properties, assets, financial condition or results of operation which would be material to Franklin; (b) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the properties or business of Franklin; (c) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) in respect of Franklin Common Stock, or any redemption or other acquisition of such stock by Franklin; (d) any increase in the compensation payable or to become payable by Franklin to its officers or key employees, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees; (e) any labor or employee dispute involving Franklin, other than routine matters, none of which is material; (f) any borrowing or lending of money or guarantee of any obligation by Franklin; (g) any adoption, amendment or termination of any employee benefit plan or arrangement of Franklin; (h) any disposition of any material properties or assets used in the business of Franklin other than sales of inventory in the ordinary course of its business; (i) any engagement by Franklin in activities outside the ordinary course of its business; (j) the incurring of any liability of Franklin (whether absolute or contingent) except liabilities which were incurred in the ordinary course of business; (k) any changes in Franklin's distribution system or changes in inventory policy; (l) any change in the general pricing policy of Franklin for its services or any general price increase charged for Franklin's goods and services; or (m) any agreement (whether oral or written) to do any of the foregoing.

     2.9 Title to and Condition of Non-Real Estate Assets. Except for such assets as have been disposed of in the ordinary conduct of Franklin's business, Franklin has good and marketable title to, or valid leasehold interests in, all non-real estate assets reflected on the Financial Statements or acquired by it after April 30, 1998, free and clear of all liens, claims, mortgages, charges, easements or other encumbrances of any kind whatsoever except: (i) to the extent reflected or reserved against on the Financial Statements, or (ii) for liens for property taxes not yet due. All the fixed assets reflected on the Financial Statements, and those assets acquired since the date thereof, and not disposed of as permitted hereunder, and the assets of JenTech referred to in Section 8.1(i), constitute all the fixed assets now used by Franklin and necessary to conduct its business as it is being conducted on the date hereof and all leases of such fixed assets will, at the Closing, be in full force and effect. To the best of the Shareholders' knowledge, all such fixed assets, including all mechanical and component parts thereof, are in good working condition, have been and will be properly maintained, and are not in need of repair or replacement. Except as reflected in the April 30, 1998 balance sheet, all items of inventory are in good condition and consist of items of a quality and quantity usable in the ordinary course of Franklin's business. The amount of inventory is sufficient in quality and quantity to operate the business of Franklin in the ordinary course. Franklin shall deliver to Unique prior to Closing a computer-generated fixed asset register which will list all items of machinery, equipment and similar property (including vehicles) owned by Franklin on the Closing Date.

     2.10 Real Property. Except as set forth in Section 2.10 of the Disclosure Schedule, each parcel of real property owned by Franklin, including the legal description and address thereof, is listed on Section 2.10 of the Disclosure Schedule, and copies of all deeds, purchase documents, mortgages, other encumbrances and title insurance policies or lawyer's title opinions relating to such parcels have been provided to Unique. Franklin has good and marketable title to such real property, and such real property is subject only to normal easements and restrictions that do not interfere with Franklin's use and currently intended future use of the real estate. Section 2.10 of the Disclosure Schedule also lists all leases for real estate to which Franklin is a party. Copies of all such leases have been delivered to Unique. Franklin is not in default and no event of default has occurred under any such lease. Except as set forth in Section 2.10 of the Disclosure Schedule, no consent to the consummation of the transactions contemplated hereby is required by the terms of any such lease.

     2.11 Transactions with Affiliates. Except as set forth in Section 2.11 of the Disclosure Schedule and except for compensation or other customary employee benefits provided in the ordinary course of business, since April 30, 1998, Franklin has not entered into or been a party to any transaction which provided for payment to or from, or the transfer of, any Franklin property to or from any Shareholder, any director, officer or other employee of Franklin, any member of the family of any such person or any corporation, partnership, trust or other entity in which any such person has an ownership interest or is an officer, director, partner or trustee.

     2.12 Trademarks and Similar Rights. Section 2.12 of the Disclosure Schedule sets forth (a) all patents and patent applications, registered copyrights and copyright registration applications, registered trademarks and trademark registration applications, and registered trade names and trade name registration applications, owned in whole or in part by Franklin and used in the conduct of its business, and (b) all licenses from third parties under which Franklin has been given the right to use any of the foregoing in the conduct of its business. Except as indicated in Section 2.12 of the Disclosure Schedule, neither the validity of, nor Franklin's rights under, any of the items listed therein, is being questioned or contested by others.

     2.13 Insurance. Section 2.13 of the Disclosure Schedule sets forth all insurance contracts in force with respect to Franklin and its property, copies of which have previously been made available to Unique; all such insurance contracts are in full force and effect and will continue to be renewed and/or maintained so as to be in full force and effect at the Closing. Franklin will notify Unique if any policies contain cancellation penalties or similar penalties upon cancellation.

     2.14 Contracts and Agreements. Section 2.14 of the Disclosure Schedule sets forth a description of (a) all contracts and agreements (whether written or oral) and all amendments thereto or modifications thereof to which Franklin is a party or by which it is bound which involve future payments by or to Franklin of $50,000 or more other than contracts which are terminable by Franklin upon 30 days or less notice without cost or expense to Franklin and (b) all notes, mortgages, pledges, deeds of trust, security, loan or credit agreements and similar instruments or arrangements to which Franklin is a party or by which it is bound and all amendments or modifications thereof (collectively (a) and (b), referred to as the "Contracts"), together in each case with copies of all such agreements, contracts and other instruments as Unique may reasonably request. Except as set forth in Section 2.14 of the Disclosure Schedule:

     (i) each Contract is a valid and binding agreement of Franklin and, to the best of the Shareholders' and Franklin's knowledge, is a valid and binding agreement of the other parties thereto; and

     (ii) Franklin has fulfilled all obligations required pursuant to each Contract to have been performed by Franklin on its part prior to the date hereof, and Franklin has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the Contracts which remain to be performed after the date hereof; and

     (iii) there has not occurred any default under any Contract on the part of Franklin; Franklin has no knowledge that any default under any Contract on the part of the other parties thereto has occurred; and Franklin has no knowledge that any event has occurred which with the giving of notice or the lapse of time, or both, would constitute any default under any of the Contracts.

     2.15 Purchase Orders. Franklin does not have, and will not have at Closing, any written or oral purchase order or purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any excessive price.

     2.16 Accounts Receivable. A complete list of all accounts, notes and other receivables of Franklin as of April 30, 1998 and the aging thereof has been separately delivered to Unique. All such accounts receivable arose in the ordinary course of business and no entitlement to or claims of offset or reduction have been made or exist and, subject to any allowance for doubtful accounts reflected in the April 30, 1998 balance sheet, all such accounts are fully collectible without offset or compromise within 90 days of Closing except as otherwise disclosed in Section 2.16 of the Disclosure Schedule.

     2.17 Licenses and Permits. Section 2.17 of the Disclosure Schedule sets forth a list of, by facility location, and Franklin is in possession of, all licenses, permits and authorizations required for the conduct of Franklin's business (the "Permits"), and the Permits are valid and in full force and effect. Except as set forth in Section 2.17 of the Disclosure Schedule, Franklin is in compliance with all conditions or requirements imposed by or in connection with the Permits and with respect to the conduct of its business and Franklin has not received notice and Franklin does not have any knowledge or reason to believe that any authority intends to cancel, terminate or modify any of the Permits or adopt or modify rules and regulations which would adversely affect the Permits.

     2.18 Bank Accounts. Section 2.18 of the Disclosure Schedule sets forth the name and address of each bank in which Franklin has an account or safety deposit box, the designation of such account and the names of all persons authorized to draw thereon or enter therein, as may be the case.

     2.19 Litigation. Section 2.19 of the Disclosure Schedule sets forth any and all actions, suits, claims, proceedings, investigations or inspections pending or threatened against or affecting Franklin or any of its properties or rights in any court or before any governmental authority.

     2.20  Employee  Compensation;   Employee  Matters.   Section  2.20  of  the
Disclosure Schedule sets forth, by facility location, the names, positions, dates of hire and current compensation, including bonuses and customary commissions, of all present officers and employees of Franklin whose annual compensation was $30,000 or more in calendar year 1997 or if not employed throughout 1997, is expected to exceed $30,000 in calendar year 1998. Except as set forth in Section 2.20 of the Disclosure Schedule:

     (a) Franklin is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor practices.

     (b) All obligations of Franklin, whether arising by operation of law, by contract or by past custom, for payments by Franklin directly to its employees or to trusts or other funds or to any governmental agency, for employment compensation benefits, workers compensation benefits, accident, sickness and disability benefits, pension, profit sharing and any other retirement benefits, social security benefits, vacation and holiday pay, bonuses and other forms of compensation, or any other benefits, have been paid or adequate accruals therefor have been made on the Financial Statements or, with respect to accruals required from April 30, 1998 through the Closing, have been made in accordance with Franklin's normal accounting procedures and in compliance with generally accepted accounting principles, consistently applied.

    2.21   Employee Benefit Plans

     (a) Except for the plans and arrangements set forth in Section 2.21 of the Disclosure Schedule (the "Scheduled Plans"), neither Franklin nor any member of the Controlled Group now maintains, has ever maintained or contributed to, or has any plans or commitments for, any employee benefit plans (as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or benefit plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding (collectively, the "Plans"). For purposes of this Agreement, "Controlled Group" means a controlled or affiliated group within the meaning of Code 414(b), (c), (m), or (o) of which Franklin is a member. Franklin has delivered to Unique correct and complete copies of all Scheduled Plans (including a detailed written description of any Scheduled Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to Franklin) and, with respect to each Scheduled Plan, a copy of each of the following: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request, (iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the three most recently filed Forms 5500 plus all schedules and attachments, and
(vi) each summary plan description or other general explanation or communication distributed or otherwise provided to employees with respect to each Scheduled Plan that describes the terms of the Scheduled Plan.

     (b) Each Scheduled Plan has at all times been in compliance, in form and in operation, in all material respects with all applicable requirements of law and regulations, including without limitation ERISA. Each Scheduled Plan that is intended to be a qualified plan has received a favorable determination letter from the Internal Revenue Service; nothing has occurred since the date of the most recent favorable determination letter that would cause the loss of the Scheduled Plan's qualification; and each such Scheduled Plan has at all times been in compliance, in form and in operation, in all material respects with the applicable requirements of the Internal Revenue Code and the applicable Treasury Regulations.

     (c) Neither Franklin nor any party in interest (as such term is defined in ERISA 3(14)) nor any disqualified person (as such term is defined in Code 4975) has engaged in any prohibited transaction within the meaning of ERISA 406 or Code 4975 that would subject Franklin to any liability.

     (d) All contributions to Scheduled Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by Franklin in accordance with past practice and the recommended contribution in the applicable actuarial report.

     (e) All insurance premiums with respect to each Scheduled Plan have been paid in full, subject only to normal retrospective adjustments in the ordinary course for policy years or other applicable policy periods ending on or before the Closing Date.

     (f) Neither Franklin nor any member of the Controlled Group, nor any of their respective directors, officers, employees, or other fiduciary (as such term is defined in ERISA 3(21)) has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Scheduled Plan.

     (g) Neither Franklin nor any member of the Controlled Group has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA or the minimum funding requirements of Code 412. Neither Franklin nor any member of the Controlled Group has ever contributed to, been obligated to contribute to, or incurred any liability to a multiemployer plan (as such term is defined in ERISA 3(37)).

     (h) With respect to each Scheduled Plan, there are no actions, suits, grievances, arbitrations or other manner of litigation, or claim with respect to any Scheduled Plan (except for routine claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted) pending, threatened or imminent against or with respect to any Scheduled Plan or Plan, any plan sponsor, or any fiduciary (as such term is defined in ERISA 3(21)) of such Scheduled Plan or Plan, and Franklin has no knowledge of any facts that could give rise to any action, suit, grievance, arbitration or other manner of litigation, or action.

     (i) Neither Franklin nor any member of the Controlled Group has any liability for post-retirement welfare benefits except for the continuation coverage required by Code 4980B.

     (j) The consummation of the transactions contemplated by this Agreement will not result in any "excess parachute payments" within the meaning of Code 280G.

     (k) No Plan provides retiree medical or retiree life insurance benefits to any person and Franklin is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

     (l) Franklin and the members of the Controlled Group have complied with the continuation coverage requirements of Sections 601 through 608 of ERISA and
Section 4980B of the Code.

     2.22 Collective Bargaining, Employment and Non-Competition Agreements. Franklin is not a party to any collective bargaining or similar labor agreement.
Section 2.22 of the Disclosure Schedule sets forth (i) all consulting agreements to which Franklin is a party and (ii) all employment, non-competition and compensation agreements (whether written or oral) with officers or other employees of Franklin, together with a copy, or in the case of any oral agreement, a summary, of each such agreement. If a form employment or non-competition agreement is used, a copy of such form need only be included with a list of all such employees which have signed such form. Except as set forth in Section 2.22 of the Disclosure Schedule, all employees of Franklin who customarily have direct contact with Franklin customers (including all officers, general managers, sales persons and distributors), have executed written non-competition agreements or employment agreements containing non-competition covenants in one of the forms attached hereto to Section 2.22. Except as set forth in such Section 2.22 of the Disclosure Schedule, there exist no labor grievances or other material problems involving labor relations of Franklin which have not been fully satisfied or discharged. Neither Franklin nor any Shareholder knows of any organizational effort to have any labor organization certified by Franklin.

     2.23 Taxes and Tax Returns. Franklin through the date of this Agreement has duly and timely filed all federal, state and local (United States and all foreign jurisdictions) tax returns required to be filed by it (unless a valid extension therefore has been granted), and all such returns are, or will be when filed, true, complete and correct in all material respects. Franklin has duly and timely paid or made adequate provision for the payment of all taxes, assessments and other governmental charges which have been incurred as set forth in the aforementioned tax returns or are otherwise due and payable. All sales taxes required to be collected and remitted by Franklin have been properly collected and remitted. All necessary sales tax exemption certificates have been obtained by Franklin and all such certificates have been properly completed and maintained. No tax return filed by Franklin is under audit or examination by any taxing authority and there are no applications or agreements for the extension of the time for the filing of any tax return or for the assessment of any amounts of tax nor any consent to an extension of the period of limitations applicable to such assessment or to the collection of any tax. No issue or issues have been raised in connection with any prior or pending inquiry into, or audit of, any tax filings of Franklin which may be expected to be raised in the future by such taxing authorities and no facts exist or have existed which would constitute grounds for the assessment of any further tax liabilities, which individually or in the aggregate are material with respect to the periods which have not been examined by the IRS. Franklin has made available to Unique true and complete copies of all federal, state and local (United States and foreign) income tax returns for each of the past three years as set forth in Section 2.23 of the Disclosure Schedule which it has filed together with copies of all schedules, work papers, elections, tax depreciation schedules and other documents which were used in the preparation of each such tax return. There are no liens for taxes upon the assets of Franklin except for liens for taxes not yet due. As used herein, "taxes" mean (a) all net income, gross income, gross receipts, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon Franklin with respect to all periods or portions thereof ending on or before the Closing Date and/or (b) any liability of Franklin for the payment of any amounts of the type described in the immediately preceding clause
(a) as a result of being a member of an affiliated or combined group.

     2.24 Compliance with Applicable Laws. Except as set forth in Section 2.24 of the Disclosure Schedule, Franklin is conducting and has conducted its business so as to comply with all applicable laws, ordinances, regulations, decrees and orders, of any governmental entity, including without limitation all city, county, state and Federal statutes, laws, regulations and ordinances applicable to air or water pollution, environmental protection, soil contamination, hazardous substances (as defined in any of the following statutes which shall be deemed to include, without limitation, asbestos and PCBs), hazardous waste generation, transportation, storage and disposal or other environmental matters including the Resource, Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Clean Air Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Federal Hazardous Substances Act, the Solid Waste Disposal Act and other similar and related Federal and state laws and regulations regulating the protection of the environment, all as amended, compliance with the National Labor Relations Act as amended, the Welfare and Pension Plans Disclosure Act, the Fair Labor Standards Act and Equal Pay Act, Title 7 of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Occupational Safety and Health Act of 1970, the Americans With Disabilities Act of 1990, and the Employees Retirement Income Security Act of 1974, and any other law, ordinance, regulation, decree or order, the failure to comply with which might have a material adverse effect on the financial condition, business, properties, reputation, results of operations or prospects of Franklin and Unique. None of the real property or assets of Franklin have been used for hazardous waste storage or disposal or have been contaminated by hazardous waste (as defined in the Resource Conservation and Recovery Act, or applicable state law) or hazardous substances (as defined in 101(14), 42 U.S.C. 9601(14), of CERCLA) and neither Franklin's operations nor assets have contaminated the lands or waters of others with hazardous waste or hazardous substances. All underground or above-ground storage tanks contained on or under real estate used by Franklin is described in Section 2.24 of the Disclosure Schedule. All such tanks are registered, were installed pursuant to existing laws and regulations at the time of such installation, and are at this date in full compliance with all applicable rules and regulations.

     2.25 SEC Disclosure. None of the information supplied or to be supplied by Franklin for use in the Registration Statement (later defined), including Franklin's SEC (later defined) materials, contains any untrue statements of a material fact or omits to state all material facts which are necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. As used in this Agreement, the term "Registration Statement" shall mean the registration statement referred to in
Section 6.4 hereof or as it finally is effective. "SEC" refers to the Securities Exchange Commission. Franklin's "SEC materials" consists of the information furnished by Franklin for inclusion in the Registration Statement.

     2.26 Inventory. Except as set forth in Section 2.26 of the Disclosure Schedule, none of the inventory reflected in the Financial Statements is obsolete or not saleable.

             III.  REPRESENTATIONS AND WARRANTIES OF UNIQUE

     Unique   represents   and  warrants   with  and  to  Franklin  and  to  the
Shareholders, their heirs, successors or assigns, as follows:

     3.1 Organization. Unique is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and duly authorized under its Articles of Incorporation and under applicable laws to engage in the business conducted by it.

     3.2 Capitalization. The authorized capital stock of Unique consists of 50,000,000 shares of Unique Common Stock, 15,531,420 of which were issued and outstanding on April 20, 1998. All issued and outstanding shares of Unique
Common Stock have been duly and validly issued and are fully paid and non-assessable and free of any claim of pre-emptive rights. Except as disclosed in filings with the SEC or as otherwise disclosed to the Shareholders, there are no outstanding rights to purchase or receive, or options, warrants, puts, calls, contracts, commitments or demands of any character relating to the authorized or issued capital stock of Unique or which could require the issuance of capital stock by Unique.

     3.3 Authorization. The Board of Directors of Unique has approved, or will approve prior to Closing, the execution and delivery of this Agreement and the performance by Unique of its obligations and undertakings hereunder. The officers executing this Agreement on behalf of Unique have authority to do so, and, upon execution by such officers, this Agreement shall be the valid and binding obligation of Unique. The foregoing actions are sufficient to approve this Agreement and all other transactions contemplated hereby in accordance with applicable corporate statutes.

     3.4 No Violation; Consents and Approvals. Neither the execution nor delivery of this Agreement by Unique nor the consummation of the transactions contemplated hereby will conflict with, result in a breach of, permit any party to terminate or accelerate the provisions of, or result in the imposition of any lien, encumbrance or restriction upon the property or assets of Unique or any of its subsidiaries under (a) the provisions of their respective charters or Bylaws, (b) the provisions of any obligation, indenture, agreement, permit or other instrument to which Unique or any of its subsidiaries is a party or which Unique or any of its subsidiaries holds, or (c) any statute or law or any order, decree, judgment, rule or regulation of any court or governmental agency or authority having jurisdiction over Unique or any of its subsidiaries, except in the case of clause (b) above where such violations individually or in the aggregate with all such other violations would not have a material adverse effect on the financial condition, business, properties, results of operations or prospects of Unique and its subsidiaries considered as a whole. Except for any filings required in connection with the issuance of the shares of Unique Common Stock, no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or other person (either governmental or private) is necessary in connection with the execution and delivery by Unique of this Agreement or the consummation by it of the transactions contemplated hereby.

    3.5    SEC Filings and Financial Statements.

     (a) Unique has furnished or, upon filing with the SEC, will furnish to the Shareholders, true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended October 31, 1996, its Transition Report on Form 10-K for the five months ended March 31, 1997, its quarterly reports on Form 10-Q for the quarters ended June 30, 1997, September 30, 1997 and December 31, 1997 and its Current Reports on Form 8-K dated June 18, 1997, June 30, 1997, December 9, 1997, January 20, 1998 March 17, 1998 and April 2, 1998 as filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Act"); and
(ii) its Proxy Statement relating to the Annual Meeting of stockholders of Unique held on August 19, 1997 (collectively, the "Unique SEC Filings"). The Unique SEC Filings did not, or will not, as of their respective dates of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (b) The Unique SEC Filings contain true and complete copies of Unique's consolidated balance sheets as of December 31, 1997, September 30, 1997, June 30, 1997, March 31, 1997, and October 31, 1996 and 1995 and consolidated statements of income, statements of common shareholders' equity and statements of cash flows for the periods then ended (collectively, the "Unique Financial Statements"). The Unique Financial Statements have been prepared from the books and records of Unique and present fairly the consolidated financial position of Unique and its subsidiaries as of the dates thereof, all in conformity with United States generally accepted accounting principles applied on a consistent basis for such periods.

     3.6 Unique Common Stock. The Unique Common Stock to be issued in the Exchange will, when issued and delivered, be duly authorized, validly issued, fully paid, nonassessable shares of Unique Common Stock, free of all claims of preemptive rights.

     3.7 Litigation. There are no actions, suits, claims, proceedings, investigations or inspections, pending or threatened, against or affecting Unique or its subsidiaries which could have a material adverse effect on Unique and its subsidiaries considered as a whole. To Unique's best knowledge formed after reasonable inquiry, there are no matters of litigation or governmental proceedings expected to be brought against it or its subsidiaries which could have a material adverse effect on the financial condition of Unique and its subsidiaries considered as a whole.

     3.8 SEC Disclosure. The Registration Statement will not contain any untrue statement of a material fact nor will it omit to state a material fact necessary to make the statements contained therein not misleading, except that no representation is made with respect to information to be contained therein regarding Franklin and supplied by Franklin or the Shareholders.

                IV.  COVENANTS OF THE SHAREHOLDERS AND FRANKLIN

     4.1 Announcements and Communications. Except as required by applicable laws, Franklin and the Shareholders shall not, without the prior written approval of Unique, make any public announcement or furnish any information to the public concerning the transactions contemplated by this Agreement. Franklin and the Shareholders shall promptly advise Unique of all communications which they receive pertaining to the transactions contemplated by this Agreement, including, without limitation, communications from governmental agencies and authorities.

     4.2 Notice of Certain Actions. Franklin shall promptly notify Unique of any actions, suits, claims, investigations, or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting Franklin which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to this Agreement or which relate to the consummation of the transactions contemplated hereby.

     4.3 No-Shop  Provision.  Until the Closing Date,  neither  Franklin nor any
Shareholder: (i) shall seek to merge Franklin into any entity other than Unique or an affiliate of Unique, (ii) shall negotiate or entertain any other offer with respect to the sale of all or part of the capital stock of Franklin or substantially all of Franklin's assets or (iii) shall authorize or permit any officer, director, employee, investment banker, attorney, accountant or other representative to, solicit or encourage the making of any other proposals reasonably expected to lead to the acquisition of all or part of the capital stock of Franklin or substantially all of Franklin's assets. Franklin and the Shareholders shall promptly notify Unique in writing of any such proposal.

     4.4 Conduct of Business Pending the Exchange. The Shareholders and Franklin covenant and agree, prior to the Closing Date, unless Unique shall otherwise agree in writing (which agreement will not be unreasonably withheld or delayed) or as otherwise expressly permitted or contemplated by this Agreement that:

     (a) the business of Franklin shall be conducted only in the ordinary course of business and consistent with past practice and Franklin shall not (i) make any material change in its operations including any general overall increase in pricing (which shall not prohibit price increases in the normal and ordinary course of business) or (ii) purchase or sell any significant properties or assets outside of the ordinary course of business or which would result in Franklin owning in the aggregate an amount of properties and assets less than the aggregate amount of properties and assets owned by Franklin on the date hereof;

     (b) Franklin shall not (i) split, combine or reclassify any shares of its capital stock or (ii) declare, set aside or pay any dividend or other distribution or make any payment in cash, stock or property in respect of any shares of its capital stock;

     (c) Franklin shall not (i) except as provided in Section 2.8 of the Disclosure Schedule amend its Articles of Incorporation or Bylaws, (ii) issue or sell any shares of, or rights of any kind to acquire any shares of or to receive any payment based on the value of, its capital stock or any securities convertible into shares of any such capital stock, (iii) incur any indebtedness other than trade credits or working capital loans drawn on Franklin's existing line of credit in the ordinary course of business, (iv) acquire, directly or indirectly, by redemption or otherwise, any shares of its capital stock, (v) cancel or decrease any existing insurance coverage, or (vi) modify any existing contract, agreement, commitment or arrangement with respect to any of the foregoing;

     (d) Franklin shall use its best efforts to preserve intact its business organization, to keep available the services of its current officers and key employees, and to preserve the goodwill of those having business relationships with it;

     (e) Franklin shall not (i) except as provided in Section 2.8 of the Disclosure Schedule increase in any manner the compensation of any of its executive officers or key employees, (ii) except as provided in Section 2.8 of the Disclosure Schedule increase in any manner the compensation of any of its other officers or employees, except in the ordinary course of business, (iii) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement with any director, officer or key employee, whether past or present, (iv) except as required by the terms of any existing plan, agreement or arrangement, adopt or commit itself to or enter into any additional pension, profit- sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any director, officer or employee, whether past or present or
(v) amend any such plan, agreement or arrangement;

     (f) other than pursuant to commitments set forth in Section 4.4(f) of the Disclosure Schedule and other than in the ordinary course of business and consistent with past practice, Franklin shall not make any capital expenditures or commitments for capital expenditures which individually exceed $25,000 or which in the aggregate exceed $100,000;

     (g) except as provided in Section 4.4(g) of the Disclosure Schedule, other than in the ordinary course of business and consistent with past practice, Franklin shall not waive any rights of substantial value or make any payment, direct or indirect, of any material liability of such Company before the same comes due in accordance with its terms;

     (h) Franklin shall not lease, mortgage, encumber or otherwise grant any interest in any of its assets or properties, except for liens for current taxes not yet due and liens or encumbrances that are not substantial in amount and do not materially detract from the value or impair the use of the property subject thereto;

     (i) Franklin shall, at all times up to and including the Closing Date, maintain its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies; and

     (j) Franklin shall not agree, in writing or otherwise, to take any of the actions prohibited by the foregoing clauses (a) through (j).

     4.5 Cause Conditions to be Satisfied. The Shareholders and Franklin shall use their best efforts to cause all of the conditions set forth in Section 8.1 hereof to be satisfied at the earliest practical time.

                     V.  COVENANTS OF UNIQUE

     5.1 Announcements and Communications. Except as required by applicable laws, (i) prior to the Closing, Unique shall not, without the prior written approval of the Shareholders, make any public announcement or furnish any information to the public concerning the transactions contemplated by this Agreement, and (ii) following the Closing, Unique shall not, without the prior written approval of the Shareholders, make any public announcement or furnish any information to the public concerning the price or terms of this Agreement.

     5.2 Cause Conditions to be Satisfied. Unique shall use its best efforts to cause all of the conditions set forth in Section 8.2 hereof to be satisfied at the earliest practical time.

     5.3 Right of First Negotiation. So long as Michael Franklin is employed by Unique, in the event Unique shall elect to sell all or substantially all of the assets or stock of Franklin to any person other than Unique or a subsidiary of Unique, Unique shall enter into good faith negotiations for a period of 60 days with Michael Franklin prior to negotiating with any other potential purchaser.

     5.4 Release of Guaranties. Unique shall use its best efforts to cause the Shareholders to be released from any guaranties of Franklin's obligations at the earliest practical time after the Closing Date.

     5.5 Board Position. Unique shall appoint Michael Franklin to Unique's Board of Directors on the Closing Date and shall nominate him to the Board of Directors at each shareholder meeting after the Closing Date during the term of the Employment Agreement (as defined in Section 9.1(f)).

     5.6 Sub S Taxes. Unique shall cause Franklin to pay to the IRS all taxes due on Franklin's taxable income for the period beginning on October 1, 1997 and ending on the Closing Date.

          VI.  UNIQUE COMMON STOCK - REGISTRATION RIGHTS

     6.1 Unique Common Stock to be Issued. The Unique Common Stock to be issued in the Exchange will not be registered under the Securities Act of 1933 (the "Act") at the time of issuance and will be issued pursuant to an exemption from registration. As a result, such shares must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. Unique assumes no obligation to register the shares of Unique Common Stock except as provided below. All shares of Unique Common Stock to be issued in the Exchange will hereafter for purposes of this Article VI be referred to as the "Restricted Securities." The Restricted Securities will cease to be restricted when they have been effectively registered under the Act and disposed of in accordance with that registration or they have been distributed to the public pursuant to Rule 144 under the Act or they have been otherwise transferred and new certificates representing such securities have been delivered which do not bear any legend restricting their transfer and such securities are not subject to any stop transfer order or other restriction on transfer. In certain circumstances after the expiration of the registration rights provided for herein, sales of the Common Stock may be made in reliance upon Rules 144 and 145 of the Act and the terms and conditions thereof. Unique will supply the holders of such Unique Common Stock with such information as is necessary to enable them to make sales of Unique Common Stock under Rules 144 and 145 of the Act.

     6.2 Restrictive Legend. The certificates for shares issued pursuant to the Exchange will each bear a legend substantially as follows:

     The securities represented by this Certificate have not been registered under the Securities Act of 1933 or the laws of any state and may not be transferred in the absence of (a) an effective registration statement for the securities under the Securities Act of 1933 and applicable state laws or (b) an opinion of counsel satisfactory to Unique that such registration is not required.

     6.3 Investment Representations. Franklin and the Shareholders each acknowledge receipt of the Unique SEC Filings. Each Shareholder acknowledges the willingness of Unique to provide appropriate officers to answer any questions that such Shareholder many have had with respect to the contents of the Unique SEC Filings. Each Shareholder has such knowledge and experience in financial and business matters that such Shareholder is capable of evaluating the merits and risks of an investment in the Unique Common Stock. Each Shareholder is able to bear the economic risk of the investment and has the ability to hold the Stock indefinitely and the ability to suffer a complete loss of his or her investment. Each Shareholder is acquiring the Unique Common Stock for investment for his own account, for investment purposes only, without any intention of subdividing or reselling such Stock prior to the time it is registered under the Act. Each Shareholder understands that investment in the Unique Common Stock is speculative and earnings therefrom are uncertain. Each Shareholder also understands that he may not sell, offer for sale, assign, pledge, hypothecate or otherwise transfer or encumber all or any part of his interest in the Unique Common Stock in the absence of either (i) an effective registration statement covering such transaction under the Act and effective qualification or registration under all applicable state securities laws and regulations, or (ii) an opinion of counsel satisfactory to Unique to the effect that registration under the Act is not required and qualification or registration under any such state securities laws and regulations is not required (or that any applicable state qualification or registration requirements have been satisfied in full). Each Shareholder also understands and agrees that, as a further condition to any disposition, Unique may require that the proposed transferee furnish Unique with written representations substantially the same as those made by the Shareholders herein. Each Shareholder acknowledges that no representations or warranties have been made to him or her by Unique or any officer, director, agent or employee of Unique. Each Shareholder has had the opportunity to review the purchase of the Unique Common Stock subscribed for with his or her tax and legal counsel and investment representatives. Each Shareholder acknowledges that he or she may recognize taxable income to the extent of the value of all consideration received by him or her in the Exchange, that such income will be taxed at ordinary income rates and that he or she will receive no opinion of tax counsel for Unique in connection with the Exchange and must rely on his or her own tax advisors for tax advice in connection with the Exchange. Each Shareholder agrees to indemnify and hold harmless Unique, its directors, officers, shareholders, agents and employees from and against any claim, demand, loss, liability and expense (including, without limitations, attorneys' fees and disbursements) incurred as a result of any misrepresentation or breach of any agreement, representation, warranty or covenant made by the Shareholders herein or in any other document furnished by the Shareholders to any of such persons in connection with this transaction.

    6.4    Registration Rights.

     (a) Unique agrees to file with the SEC within 15 business days after the Closing Date, a registration statement on Form S-3 (the "Registration Statement") with respect to the resale by the Shareholders of (i) the Closing Shares and (ii) the Escrow Shares, if and when such shares are released from escrow pursuant to the Escrow Agreement, and to use reasonable efforts to cause the Registration Statement to become effective as soon as practicable thereafter; provided, however, that Unique shall not be responsible for any delay in filing or failure to file a Registration Statement which results from the failure of the Shareholders to provide to Unique such information as Unique requests in order to comply with the Act and regulations of the SEC. Unique will promptly prepare and file with the SEC such amendments and supplements to each such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep the Registration Statement effective to comply with the provisions of the Act with respect to the disposition of all of the Shares registered thereunder (collectively, the "Registered Shares") until the earlier of (x) such time as all of the Registered Shares have been disposed of in accordance with the intended methods of distribution by the Shareholders set forth in the Registration Statement (which shall consist of sales on the American Stock Exchange, in negotiated transactions or through a combination of methods but which shall not include an underwritten public offering), or (y) one year after the issuance of the shares covered thereby.

     (b)(i) Unique shall promptly notify the Shareholders of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. Unique shall use reasonable efforts to obtain the withdrawal of any such stop order. In the event of any stop order suspending the effectiveness of the Registration Statement, Unique shall be required to keep the Registration Statement effective until the earlier of (x) such time as all Registered Shares offered thereby have been disposed of in accordance with the intended methods of distribution set forth in the Registration Statement or (y) the period required by paragraph (a) above plus an extended period equal to the number of days during which any such suspension was in effect.

     (ii) Notwithstanding anything to the contrary set forth in this Agreement, Unique's obligations under this Section to file the Registration Statement and to use reasonable efforts to cause the Registration Statement to become and remain effective (and the right of the Shareholders to use the prospectus contained therein) shall be suspended in the event and during such period as Unique determines that the existence of any fact or the happening of any event (including without limitation pending negotiations relating to, or the consummation of, a transaction or the occurrence of any other event) would require additional disclosure of material information by Unique in the Registration Statement, the confidentiality of which Unique has a business purpose to preserve or which fact or event would render Unique unable to comply with SEC requirements (in either case, a "Suspension Event"). The suspension of Unique's obligations in accordance with the preceding sentence shall not exist for any longer period of time than such suspension exists for other similarly restricted shareholders of Unique. Unique shall notify the Shareholders promptly in writing of the existence of any Suspension Event. In the case of any Suspension Event occurring prior to and delaying the filing of the Registration Statement, Unique shall file the Registration Statement as soon as practicable after the conclusion of the Suspension Event.

     (iii) Following the effectiveness of each Registration Statement, each Shareholder agrees that he or she will not effect any sales of the Registered Shares offered thereby at any time after he or she has received notice from Unique to suspend sales as a result of a stop order or the occurrence or existence of any Suspension Event. The Shareholders may recommence effecting sales of the Registered Shares offered thereby following further notice to such effect from Unique, which notice shall be given by Unique promptly after the withdrawal of any stop order or the conclusion of any such Suspension Event.

     6.5 Post-Closing Matters. Unique will deliver to the holders of such Restricted Securities after effectiveness of any registration under this Agreement, such reasonable number of copies of a definitive prospectus included in such Registration Statement and of any revised or supplemental prospectus filed as such holders may from time-to-time request. Unique shall file post-effective amendments or supplements to such Registration Statement for a period continuing until the Shareholders have held their Restricted Stock for a period of one year. So long as a prospectus is required to be delivered under the Act, Unique agrees to use its reasonable best efforts to keep the Registration Statement effective at all times during such one year period and to at all times comply with the various applicable federal and state securities laws (after which period Unique may withdraw such Restricted Securities from registration), and shall deliver copies of the prospectus contained therein as herein-above provided. Notwithstanding the above, each Shareholder agrees to notify Unique if he or she sells all of his or her Restricted Securities within one year of issuance. Upon receipt of such notification from all of the Shareholders, Unique's obligation to keep the Registration Statement effective shall terminate. Each Shareholder also agrees to notify Unique at least two full business days in advance of any sale or series of sales of the Restricted Securities aggregating 10,000 or more shares of Unique Common Stock.

     6.6 Additional Governmental Approval. If, in connection with the registration under the Act, any Restricted Securities require registration or qualification with or approval of any United States or State governmental official or authority, other than registration under the Act, before such Restricted Securities may be sold, Unique will use its best reasonable efforts to take all actions required to be taken by Unique to cause any such shares to be duly registered, approved or otherwise qualified for sale, as may be required, provided, however, that it shall not be required to give a general consent to service of process or to qualify as a foreign corporation or subject itself to taxation as doing business in any such state.

     6.7 Registration Expenses. Unique shall pay all of the expenses in connection with the registration referenced herein, including without limitation costs of complying with federal and state securities laws and regulations, attorneys' fees of Unique, accounting fees, printing expenses and filing fees; except transfer taxes, underwriting commissions, discounts and expenses, and other expenses including attorneys' fees, of Franklin and the Shareholders.

                    VII.  UNIQUE DUE DILIGENCE

     7.1 Unique Due Diligence. During the period prior to the Closing Date, subject to the terms of the Mutual Nondisclosure Agreement between Franklin and Unique dated December 31, 1997 (the "Nondisclosure Agreement"), Franklin and the Shareholders will give to Unique and its counsel, accountants, actuaries and other experts and other representatives, full access, during normal business hours, to Franklin's and the Shareholders' (to the extent such items are used by Franklin in its business) assets (including the leased real estate), contracts, commitments and other records (including computer files, retrieval programs and other documentation relating to Franklin's business) and will furnish Unique and such representatives, with all such information and data concerning the affairs of Franklin as Unique or such representatives reasonably may request for the purposes of verifying the representations and warranties made herein and further investigating the business and affairs of Franklin prior to the Closing. Unique shall be permitted to conduct, through its representatives, an environmental audit on any real estate ever leased by Franklin at the cost and expense of Unique. The performance of the due diligence of Unique or the acquisition of information by Unique shall not relieve any Shareholder from any representation, warranty or covenant made by such Shareholder in this Agreement.

     7.2 Supplemental Disclosure. Franklin and the Shareholders shall each have the continuing obligation to promptly supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth or described in the Disclosure Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date hereof unless so agreed to in writing by Unique.

                   VIII.  CONDITIONS PRECEDENT

     8.1 Conditions Precedent to Unique's Obligations. The performance of the obligations of Unique under this Agreement is subject, at the election of Unique, to the fulfillment or written waiver of each of the following conditions on or before the Closing:

     (a) All proceedings taken in connection with the transactions contemplated by this Agreement and all instruments and documents required in connection therewith or incident thereto shall be reasonably satisfactory in form and substance to Unique.

     (b) The representations and warranties of Franklin and the Shareholders contained in this Agreement, the Disclosure Schedule or any certificate or document delivered to Unique pursuant hereto shall be true and correct in all material respects on the date hereof and on the Closing, subject to any changes and exceptions thereto which are contemplated in this Agreement or consented to in writing by Unique. Franklin and the Shareholders shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing. Unique shall have been furnished with a certificate from Franklin executed by the Shareholders and on behalf of Franklin by the President or a Vice President of Franklin dated the Closing Date, certifying to the fulfillment of the foregoing conditions by Franklin and further certifying that to the best of such officer's knowledge there is no material pending or threatened litigation, proceeding or governmental investigation relating to Franklin, and that there has been no material adverse change in the financial condition or business of Franklin or any damage or destruction of assets of Franklin which would affect Franklin's ability to conduct business substantially as theretofore conducted.

     (c) There shall have been obtained written consents, in form and substance reasonably satisfactory to Unique, of each party whose consent to the transactions  contemplated  hereby  is  required  including  those  set forth in
Section 2.4 of this Agreement.

     (d) No bona fide litigation or proceeding shall be pending or threatened to restrain, set aside or invalidate the transactions contemplated by this Agreement.

     (e) The Shareholders and the Board of Directors of Unique shall have voted to approve the matters referred to in this Agreement and the transactions contemplated thereby.

     (f) Franklin shall have delivered to Unique the documents required to be delivered hereunder, including those to be delivered at the Closing pursuant to
Section 9.1 hereof.

     (g) Each of the directors and officers of Franklin shall have submitted his resignation as director or officer in writing effective the Closing Date unless otherwise approved in writing by Unique; provided, however, that Michael Franklin shall not resign as president.

     (h) The exchange of shares of Unique Common Stock for shares of Franklin Common Stock pursuant to this Agreement shall be made in compliance with applicable federal and state securities laws.

     (i) The assets and certain liabilities of JenTech Enterprises, L.C. ("JenTech") shall have been assigned to Franklin and the leases of assets from JenTech to Franklin shall have been terminated, all pursuant to an Assignment, Assumption and Cancellation Agreement in the form attached hereto as Exhibit 8.1(i).

     8.2 Conditions Precedent to Franklin's and the Shareholders' Obligations. The performance of Franklin and the Shareholders under this Agreement is subject, at the election of the Shareholders, to the fulfillment or written waiver of each of the following conditions on or before the Closing:

     (a) All proceedings taken in connection with the transactions contemplated by this Agreement and all instruments and documents required in connection therewith or incident thereto shall be reasonably satisfactory in form and substance to Franklin and the Shareholders.

     (b) The representations and warranties of Unique contained in this Agreement or in any certificate or document delivered to the Shareholders pursuant hereto shall be true and correct on the date hereof and shall be deemed to have been made again on the Closing Date and speak as of the Closing and shall then also be true and correct, subject to any changes and exceptions thereto which are contemplated in this Agreement or consented to in writing by the Shareholders. Unique shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing. The Shareholders shall have been furnished with certificates from Unique executed on behalf of Unique by the President or a Vice President of Unique, dated as of the Closing, certifying to the fulfillment of the foregoing conditions by Unique.

     (c) No bona fide litigation or administrative proceeding shall be pending or threatened to restrain, set aside or invalidate the transactions contemplated by this Agreement.

     (d) Unique shall have delivered to the Shareholders at the Closing the documents required to be delivered pursuant to Section 9.2 hereof.

     (e) At the time of Closing pursuant to this Agreement, Unique shall apply for and use its best efforts to obtain a listing of the Restricted Securities on the principal exchange on which any other Unique Common Stock is then listed.

     (f) The exchange of shares of Unique Common Stock for shares of Franklin Common Stock pursuant to this Agreement shall be made in compliance with applicable federal and state securities laws.


            IX.  DOCUMENTS TO BE DELIVERED AT CLOSING

     9.1 Documents to be Delivered by Franklin or the Shareholders at the Closing. At the Closing, Franklin or the Shareholders shall deliver to Unique:

     (a) copies certified by the Secretary or Assistant Secretary of Franklin of the resolutions of Franklin's Board of Directors and the Shareholders approving this Agreement and authorizing the transactions contemplated hereby and thereby;

     (b) the written consents, in form and substance reasonably satisfactory to Unique, of each party whose consent to the transactions contemplated hereby is required;

     (c) the resignations of each of the directors and officers of Franklin, in writing effective the Closing Date; provided, however, that Michael Franklin shall not resign as president;

     (d) custody of all of Franklin's books, records, papers and other documents;

     (e) an Employment Agreement (the "Employment Agreement") executed by Michael Franklin in the form of Exhibit 9.1(f);

     (f) a Non-Competition and Non-Disclosure Agreement (the "Non-Competition Agreement") executed by Michael Franklin in the form of Exhibit 9.1(g);

     (g) an Escrow Agreement executed by the Shareholders in the form of Exhibit
1.2 (the "Escrow Agreement");

     (h) the Officer's certificate required under Section 8.1(b);

     (i) copies of the Articles of Incorporation, as amended, of Franklin as certified by the Secretary of State of Missouri and copies of the Bylaws of Franklin certified by the respective Secretary or an Assistant Secretary of Franklin;

     (j) certificates of Good Standing of Franklin issued by the Secretary of State of Colorado, dated within ten days of the Closing Date;

     (k) the documents set forth in Section 8.1 to be delivered by Franklin;

     (l) an opinion dated the Closing Date of Galganski, P.C., counsel to Franklin and Shareholders, in a form substantially as that attached as Exhibit 9.1(l) hereto;

     (m) a Lease Consent and Acknowledgment, Assignment of Purchase Option and Indemnification Agreement, in a form substantially as that attached as Exhibit 9.1(m) hereto; and

     (n) a representation by the Shareholders that the book value of the assets of Franklin as of the Closing Date is not less than $3,100,000 and the book value of the liabilities of Franklin as of the Closing Date is not more than $3,500,000.

     9.2 Documents to be Delivered by Unique at the Closing. At the Closing, Unique shall deliver to Franklin and the Shareholders:

     (a) copies certified by the President of Unique of the resolutions of the Board of Directors of Unique approving this Agreement and authorizing the transactions contemplated hereby;

     (b) the Employment Agreement executed by Unique in the form of Exhibit 9.1(f);

     (c) the Non-Competition Agreement executed by Unique in the form of Exhibit 9.1(g);

     (d) the Escrow Agreement executed by Unique in the form of Exhibit 1.2;

     (e) the officer's certificate required under Section 8.2(b);

     (f) an opinion dated the Closing Date of Holme Roberts & Owen LLP, counsel to Unique, in a form substantially as that attached as Exhibit 9.2(f) hereto;

     (g) an Indemnification Agreement in the form of Exhibit 9.2(g);

     (h) a Lease Consent and Acknowledgment, Assignment of Purchase Option and Indemnification Agreement, in a form substantially as that attached as Exhibit 9.1(m) hereto; and

     (i) the documents set forth in Section 8.2 to be delivered by Unique and such other certificates and documents as the Shareholders may reasonably request.

                       X.  INDEMNIFICATION

     10.1 Survival of Representations and Warranties. All of the terms and conditions of this Agreement, together with the warranties, representations and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to or in connection with this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation or due diligence heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (i) the agreements set forth in Articles VI and XI hereof (other than Section 11.3) shall continue and survive until all obligations set forth therein shall have been performed and satisfied, and (ii) all other representations, warranties and agreements (including those made by Unique), shall terminate on the three year anniversary of the Closing Date except (y) as to matters with respect to which a party shall have given written notice of any claim within such period and (z) as to the matters set forth in Sections 2.23 and 2.24 (to the extent such representations and warranties in Section 2.24 relate to environmental liabilities) which shall continue and survive until such time as the applicable statute of limitations or tolling period for such acts, laws, regulations or agreements shall have expired. Notwithstanding the above limitations, indemnification for matters fraudulently concealed by any party hereto shall extend indefinitely or until the applicable statute of limitations period has expired.

    10.2   Indemnification.

     (a) Subject to the following provisions of this Article X, commencing on the Closing Date, the Shareholders, jointly and severally, shall defend, indemnify and hold harmless, Unique and any of its officers, directors, employees and affiliates, from any and all claims, damages, losses, liabilities, costs or expenses (including, without limitation, amounts paid in settlement, reasonable attorneys' fees and costs of investigation), whether fixed or contingent, matured or unmatured, liquidated or unliquidated ("Claims"), which any of them may incur or suffer as a result of or arising out of any breach of the representations, warranties, covenants or agreements of Franklin or the Shareholders set forth in this Agreement except for those Claims, or portion of a Claim, which are covered by insurance maintained by Franklin prior to Closing.

     (b) Subject to the following provisions of this Article X, commencing on the Closing Date, Unique shall indemnify and hold the Shareholders harmless from all Claims which it may incur of suffer as a result of or arising out of (i) any breach of the representations, warranties, covenants or agreements of Unique, set forth in this Agreement for which Claim has been made during the applicable periods hereunder except for those Claims, or portion of a Claim, which are covered by insurance maintained by Franklin prior to Closing, or (ii) any action or omission of Unique in the operation of the business of Franklin following the Closing.

     (c) The indemnification provisions contained in this Article X shall be the exclusive basis for the assertion of Claims or the imposition of liability by one party against another party to this Agreement arising from actions or Claims resulting from the breach or default of any representation, warranty, covenant or agreement contained herein. This Article X shall not, however, be the exclusive basis for asserting Claims arising from any subsequently entered into document or agreement including any non-competition or similar agreement to be entered into pursuant to this Agreement.

     10.3 Escrowed Shares; Indemnification Offsets. Unique may satisfy any Purchase Price adjustment set forth in Article I or any Claim which is the subject of indemnification herein from the Escrow Shares. Certificates evidencing the Escrow Shares, together with stock powers executed in triplicate, shall be delivered to the Escrow Agent under the terms and conditions of this
Article X and the Escrow Agreement. The escrow shall extend for two years subject to the terms of the Escrow Agreement.

    10.4   Indemnification Procedure; Arbitration.

     (a) Upon the commencement by any third party of any administrative or judicial proceeding or notice with respect to which any Claim is to be made, Unique shall deliver written notice of the Claim and the nature of the liability to the Shareholders for purposes of contesting any Claim asserted by Unique. With respect to any Claim that the Shareholders agree could, if successful, result in an obligation of the Shareholders to indemnify Unique under the terms of this Article X, the Shareholders at their expense shall be entitled to control the defense of such Claim with counsel reasonably satisfactory to Unique. Unique shall control the defense of all other Claims. Neither party shall incur any liability hereunder with respect to the settlement of any Claim if such settlement is effected without such party's written consent, which consent shall not be unreasonably withheld and shall be given or withheld within 15 days from notice of any proposed settlement.

     (b) Each party shall furnish written notice of any other Claim it may have (other than third party Claims referred to in paragraph (a) above) hereunder (the "Indemnitees") to the others (the "Indemnitors"), setting forth the amount of the Claim, if known, and the nature of the liability. The Indemnitors shall have ten business days following the receipt of a notice of a Claim within which to deliver a written objection to the Indemnitees with respect to any Claim, setting forth the grounds for the objection (a "Disputed Claim"). Each party shall use its best efforts to settle any Disputed Claim within 20 business days following receipt by the Indemnitees of such objection. If any Disputed Claim is not settled within such 20 business day period, and such Disputed Claim involves less than $30,000, or upon agreement of the parties if such Disputed Claim involves more than $30,000, such dispute shall be submitted to arbitration to be conclusively determined by a panel of three arbitrators, one arbitrator being selected by Unique, one arbitrator being selected by the Shareholders, and the third arbitrator being selected by the two so selected by Unique and the Shareholders or, in the event of their inability to agree on a selection of a third arbitrator, as designated by the American Arbitration Association. All such arbitrators shall be appointed as soon as reasonably possible but in no event later than 60 days after the identification of a Disputed Claim. A hearing on such Disputed Claim shall be held within 60 days of the appointment of the last of the three arbitrators and the decision of such arbitrators shall be made within 30 days of such hearing. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. A written arbitral award shall be delivered to Unique and the Shareholders promptly following the resolution of a Disputed Claim by the arbitrators. Such award shall be final, binding and unappealable by any party thereto. All reasonable fees and expenses of the arbitrators and costs of the arbitration shall be paid as determined by the arbitrators and to the extent not so determined, each party shall pay its own expenses. Arbitration shall be conducted in St. Louis, Missouri until such time as Unique shall have required Michael Franklin to relocate to Denver, Colorado, following which arbitration shall be conducted in Denver, Colorado.

     10.5 Escrow Not to Limit Indemnification. Notwithstanding anything herein to the contrary, the Shareholders shall indemnify Unique, its successors and assigns, to the extent provided in this Article X and such indemnification, to the extent provided, shall continue after the termination of the escrow provided in this Article X and shall not be limited to the Escrow Shares. Any Shareholder obligation arising under Article I or this Article X not satisfied by the Escrow Shares shall first be satisfied by the Shareholder returning Unique Common Stock to Unique valued at $8.04 per share. If a sufficient number of shares are not retained by the Shareholders to enable the Shareholders to make such payments using Unique Common Stock, the Shareholders shall pay Unique by the wire transfer of immediately available funds.

                     XI.  CERTAIN AGREEMENTS

     11.1 Distributions Prior to Closing. Franklin currently owns a $1,000,000 life insurance policy on Michael Franklin's life. Commencing on the Closing Date, Michael Franklin will assume all premium obligations under the aforereferenced life insurance policy. Such life insurance policy shall be distributed to Michael Franklin on the Closing Date immediately prior to Closing, provided that Michael Franklin shall assume responsibility for the payment of all premium costs subsequent to the date of distribution. In addition, Franklin currently owns a 1997 Jeep Cherokee (with vehicle identification #1J4GZ58Y5VC538950; "Vehicle"), a promissory note from Jason Franklin in the original principal amount of $16,000 (the "Note") and two ownership/membership interests in two local golf clubs, St. Clair and Bogey
Hills (collectively, "Golf Clubs"). The Vehicle, Note and Golf Clubs shall be distributed to Michael Franklin on the Closing Date immediately prior to Closing, provided that Michael Franklin shall assume responsibility for any and all obligations relating to their ownership, including, but not limited to, premium costs for insurance on the Vehicle.

     11.2 Confidential Information. Subject to the terms of the Nondisclosure Agreement, in the event the transactions contemplated by this Agreement are not consummated, each party hereto will hold all non-public confidential information which it obtained from the other parties hereto in the course of negotiating this Agreement, which it did not previously know or which was not previously in the public domain, confidential. No party will directly or indirectly use such information until the same shall become in the public domain (other than by disclosure by a party hereto receiving such information for use pursuant hereto). Each party will return to the applicable party all documents, objects and records obtained from such other party pursuant hereto which are not in the public domain.

     11.3 Liability for Events Prior to the Closing Date.

     (a) The Shareholders shall be jointly and severally responsible for, and shall defend, indemnify and hold harmless Franklin, Unique and the officers and directors of each, at the cost of each Shareholder, from all claims, demands, causes of action, liabilities and losses not set forth on the Franklin Financial Statements arising from any bodily injury, property damage, environmental contamination or other occurrence attributable to or caused (in whole or in part) by any product manufactured, sold, rented or supplied prior to the Closing Date, or any service furnished prior to the Closing Date, or any property owned or operated by Franklin prior to the Closing Date, or any other conduct of Franklin prior to the Closing Date, except to the extent that such liability results from actions or omissions by Unique or Franklin that occurred after the Closing Date. Any claim against Franklin or Unique alleging any such injury, damage or other occurrence shall be a claim for which Unique is entitled to indemnity pursuant to Article X hereof and shall be governed by the provisions of that Section. Unique shall notify the Shareholders upon Unique's becoming aware of any such claims.

     (b) Unique shall be responsible for, and shall defend, indemnify and hold harmless the Shareholders. at Unique's cost, from all claims, demands, causes of action, liabilities, including guaranties of Michael G. Franklin of Franklin's obligations as of the Closing Date, and losses arising from any bodily injury, property damage, environmental contamination or other occurrence attributable to or caused (in whole or in part) by any product manufactured, sold, rented or supplied after the Closing Date, or any service furnished after the Closing Date, or any property owned or operated by Franklin after the Closing Date, or any other conduct of Franklin after the Closing Date, except to the extent that such liability results from actions or omissions by Franklin or either Shareholder that occurred prior to the Closing Date. Any claim against Franklin or Unique alleging any such injury, damage or other occurrence shall be a claim for which Shareholders are entitled to indemnity pursuant to Article X hereof and shall be governed by the provisions of that Section. The Shareholders shall notify Unique upon the Shareholders becoming aware of any such claims.

     11.4 Preparation of Registration Statement. Franklin will furnish Unique with such information concerning the business and financial condition of Franklin and shall provide such assistance to Unique as may be reasonably necessary to enable Unique to describe Franklin, this Agreement and the transactions contemplated hereby, and to disclose any other required information, in the Registration Statement. Franklin will cooperate with Unique to maintain the accuracy and completeness of the information in the Registration Statement and will promptly inform Unique of any material change, whether adverse or favorable, in the condition of Franklin, financial or otherwise, which may affect the accuracy or completeness of the information set forth in the Registration Statement and which may occur at any time prior to the Closing Date.

     11.5 Destruction of Assets. Notwithstanding any other provision of this Agreement, if, on or prior to the Closing Date, assets or other material properties of Franklin with a fair market value in excess of $50,000 shall have suffered loss or damage on account of fire, flood, accident, act of war, civil commotion, or any other cause or event beyond the reasonable power and control of Franklin to an extent which materially adversely affects the value of Franklin, Unique shall have the right, at its election, exercisable not later than ten days after it receives notice of such loss or damage, either to consummate the transaction contemplated by this Agreement, or, in lieu of every other right or remedy whatsoever, to terminate this Agreement or amend this Agreement with the consent of the Shareholders. In the event Unique terminates this Agreement, all parties shall be released from liability hereunder except as set forth in Section 11.2 herein. In the absence of a contrary election, it shall be presumed that Unique has elected to complete the transaction hereunder. If the transaction hereunder is closed, there shall be no adjustment in the Purchase Price payable hereunder as a result of such loss or damage unless agreed upon in writing by the parties prior to Closing, and Unique shall then be entitled to retain all insurance proceeds and correct the damage itself through use of insurance proceeds and other funds available to it.

     11.6 Termination. Except for those obligations set forth in Section 11.2 herein which shall not terminate, either Unique or Franklin may, as applicable, on or prior to the Closing Date, terminate this Agreement without liability as set forth below (provided the terminating party is not responsible for the event which permits termination hereunder):

     (a) by Unique or the Shareholders, if a bona fide action or proceeding brought by a person not a party to this Agreement is pending wherein an unfavorable judgment, decree or order would prevent or make unlawful the carrying out of the transaction contemplated by this Agreement;

     (b) by Unique if,  following  examination by it of all matters set forth in
Section 7.1 and following completion of all other acts necessary to accomplish its due diligence, should it be determined by Unique in its reasonable discretion that the nature of Franklin's business, assets, the condition of the real property and improvements or other matters material to this Agreement are substantially different as represented by Franklin and the Shareholders, then consistent with the acknowledgment of the parties that Unique executed this Agreement based upon the representations of Franklin and the Shareholders, without the opportunity of fully examining Franklin's business, assets and other factors, Unique shall have the right to terminate this Agreement without any liability whatsoever upon written notice to the Shareholders, which notice shall be sent at any time prior to the Closing Date;

     (c) by Unique or the Shareholders if any governmental body or agency having jurisdiction and authority to prevent consummation of the transactions hereunder, has formally asserted that consummation of such transaction violates or would violate any applicable laws, or any rule or regulation of such body or agency;

     (d) by Unique or the Shareholders if any condition precedent to the obligation of such party to consummate the transaction has not been satisfied or waived;

     In no event will any party entitled to terminate this Agreement pursuant to this Section 11.6 be liable to the other party for money or other damages (liquidated or otherwise) for failure to consummate the transactions contemplated in this Agreement for any reason set out in this Section 11.6.

     11.7 Assignment of Name. Each Shareholder agrees to assign any and all rights he may have in the name "Franklin Manufacturing Company" to Franklin.

                       XII.  MISCELLANEOUS

     12.1 Expenses. Except as provided for herein, each party hereto shall pay all of its or his expenses incurred by it or him in connection with this Agreement and in consummation of the transactions contemplated hereby and in preparation therefor, including, without limitation, the fees and expenses of its or his respective attorneys, accountants and financial advisors.

     12.2 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be deemed duly given if mailed by registered mail, postage prepaid, return receipt requested, or by Federal Express or similar overnight delivery service, or if delivered personally or by telecopy, at the following addresses pending the designation of another address in accordance with the provisions hereof:

           (a)    If to Unique:

                  Unique Mobility, Inc.
                  425 Corporate Circle
                  Golden, CO  80401
                  Attention: Donald A. French
                  Telecopy No. 303-279-8710

                  With a copy to:

                  Holme Roberts & Owen LLP
                  1700 Lincoln Street, Suite 4100
                  Denver, CO  80203
                  Attention: Nick Nimmo
                  Telecopy No. 303-866-0200

           (b)    If to Franklin or the Shareholders:

                  Michael Franklin
                  3081 Elm Point Industrial
                  St. Charles, Missouri  63301
                  Telecopy No. 314-940-7601

                  With a copy to:

                  Galganski, P.C.
                  8175 Big Bend Boulevard, Suite 100
                  Webster Groves, MO  63119
                  Attention: Thomas R. Galganski

     12.3 Entire Agreement. This Agreement and the other exhibits hereto contain all the terms agreed upon between the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements and communications, whether oral or written. This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

     12.4 Headings. The headings of the Sections of this Agreement are for convenience of reference only and shall not be deemed to explain, limit or amplify the provisions hereof.

     12.5 Successors in Interest. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, personal representatives, successors and assigns.

     12.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall be deemed but one and the same instrument.

     12.7 Governing Law. This Agreement shall be construed and interpreted in accordance with and governed in all respects by the laws of the State of Missouri.

     12.8 Brokerage. Franklin, the Shareholders and Unique represent and warrant that all negotiations relating to this Agreement have been carried on by them directly between the parties without the intervention of any person or firm, except that Unique has engaged and shall pay all fees of Arnhold and S.
Bleichroeder, Inc. and Franklin has engaged and shall pay all fees of R.L. Hulett & Company, Inc. Franklin, the Shareholders and Unique shall each indemnify the others and hold them harmless against and in respect of any claim for brokerage, finders fees, or other fees or commissions relating to this Agreement or to the transactions contemplated hereby caused by their actions relating to brokerage or similar fees.

     12.9 Waiver. At any time prior to the Closing Date, the parties hereto by action taken by their respective Board of Directors may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein to the extent permitted by law. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     12.10 Remedies for Breach; Specific Performance. Each of the parties acknowledges and agrees that the other party or parties would be irreparably damaged in the event any covenant or agreement contained in this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the parties will be entitled, without bond or other security, to an injunction or injunctions to prevent breaches of the covenants or agreements contained in this Agreement and to enforce specifically this Agreement and the covenants and agreements contained herein or therein in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity. Each party agrees that should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including money damages, for breach hereof as a result of such holding or order.

     12.11 Construction. This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.


     IN WITNESS WHEREOF, Franklin, the Shareholders, Unique has caused this Agreement to be duly executed in its name and on its behalf, all as of the day and year first above written.


FRANKLIN MANUFACTURING COMPANY


By:/s/Michael G. Franklin
_______________________________________
Michael G. Franklin
President


UNIQUE MOBILITY, INC.


By:/s/Donald A. French
_______________________________________
Name: Donald A. French
Treasurer

SHAREHOLDERS:


/s/Michael Franklin
____________________________________
Michael Franklin


/s/Deborah M. McNatt
____________________________________
Deborah M. McNatt

                    DISCLOSURE SCHEDULE INDEX



     Section 2.1 States where Franklin is qualified to do business

     Section 2.2 Authorized, Issued and Outstanding Capital Stock of Franklin

     Section 2.4 Breaches or conflicts with other documents and agreements

     Section 2.5 Other company stock owned by Franklin

     Section 2.6 Financial Statements

     Section 2.7 Undisclosed liabilities not on the April 30, 1998 Balance Sheet

     Section 2.8 Changes or Events involving Franklin's business or assets since April 30, 1998

     Section 2.10 Legal description of all real property owned or leased by Franklin; encumbrances against each such property; list of leased facilities; problems, repairs needed etc.

     Section 2.11 Transactions with Affiliates

     Section 2.12 Patents, Trademarks and similar rights

     Section 2.13 Listing of Insurance Policies

     Section 2.14 Contracts and agreements

     Section 2.16 Accounts Receivable

     Section 2.17 Licenses and Permits

     Section 2.18 Bank information

     Section 2.19 Litigation summary

     Section 2.21 Employee Benefit Plans

     Section 2.20 Employees with compensation of $30,000 or more Employee matters

     Section 2.21 Employee Benefit Plans

     Section 2.22 Employment/Consulting/Non-Competition Agreements which Franklin is a party including copies of Agreements; List of Employees with customer contact who have not entered into Non-Competition Agreements; and labor certification efforts.

     Section 2.23 Tax returns of Franklin provided to Unique

     Section 2.24 Non-Compliance with Laws etc.

     Section 2.26 Inventory

     Section 4.4(f) Commitments Outside Ordinary Course of Business

     Section 4.4(g) Payments Outside Ordinary Course of Business

                             Exhibits

Form of Escrow Agreement                                         1.2
Form of Assignment, Assumption and Cancellation Agreement        8.1(i)
Form of Employment Agreement                                     9.1(f)
Form of Non-Competition Agreement                                9.1(g)
Form of Lease Consent and Acknowledgement, Assignment
     of Purchase Option and Indemnification Agreement            9.1(m)
Form of Indemnification Agreement                                9.2(g)